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                                                                    EXHIBIT 23-B

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) of SBC Communications Inc. and the related Proxy Statement/Prospectus of Southern New England Telecommunications Corporation and to the incorporation by reference therein of our report dated February 27, 1997 on our audits of the consolidated financial statements and financial statement schedule of Pacific Telesis Group and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which is included in Pacific Telesis Group's Annual Report on Form 10-K for the year ended December 31, 1996.

                                          /s/ Coopers & Lybrand L.L.P.
San Francisco, California
February 6, 1998